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                                                                   Exhibit 99.1

                                 CAUTIONARY STATEMENT
                         REGARDING FORWARD-LOOKING STATEMENTS

     NM Holdings, Inc. (the "Company") wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Act") and is filing this cautionary statement in connection with such safe harbor legislation.

     The Company's Form 10-KSB and annual report to shareholders, any Form 10-QSB or Form 8-K filed by the Company or any other written or oral statements made by or on behalf of the Company may include "forward-looking statements" as defined in the Act. The words "believe," "expect," "anticipate," "intend," "estimate," "forecast," "project" and similar expressions identify such forward-looking statements. Forward-looking statements reflect the Company's current views with respect to future events and financial performance, and the Company wishes to caution investors that any forward-looking statements made by or on behalf of the Company are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, the factors listed below (many of which have been discussed in the Company's prior filings with the Securities and Exchange Commission).

     Although the Company has attempted to list comprehensively these important factors, the Company wishes to caution investors that other factors may in the future prove to be important in affecting the Company's results of operations. New factors emerge from time to time, and it is not possible for Company management to predict all of such factors, nor can Company management assess the impact of each such factor on the business, or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

     Investors are further cautioned not to place undue reliance on such forward-looking statements because such statements reflect the Company's views only as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     CONTROL BY PRINCIPAL SHAREHOLDERS

     Present and former directors and officers and principal shareholders of the Company own beneficially approximately 27.85% of the outstanding common stock of the Company (the "Common Stock"). As a result, such shareholders may have the ability to control the election of the Company's entire Board of Directors and the affairs of the Company, including all fundamental corporate transactions such as acquisitions, mergers, consolidations and the sale of substantially all of the Company's assets.

     UNDESIGNATED STOCK

     The Company's authorized capital consists of 6,250,000 shares of capital stock, of which 5,000,000 shares are designated as Common Stock and 1,250,000 are preferred shares undesignated as to series. The Company has no outstanding shares of preferred stock, and there are no current plans to designate or issue any shares of preferred stock. Nevertheless, the Company's Board of Directors has the power to issue any or all of these shares of unissued stock, including the authority to establish the rights and preferences of the unissued shares, without shareholder approval. Furthermore, as a Minnesota corporation, the Company is subject to certain "anti-takeover" provisions of the Minnesota Business Corporation Act. These provisions and the power to issue additional shares and to establish separate classes or series of common or preferred stock may, in certain circumstances, deter or discourage take-over attempts and other changes in control of the Company not approved by the Board of Directors.


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     LIMITATIONS ON BROKER-DEALER SALES OF COMMON STOCK; APPLICABILITY OF "PENNY
     STOCK" RULES; NO ASSURANCE OF CONTINUED QUOTATION ON THE NASDAQ SMALLCAP MARKET.

     Federal regulations promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), regulate the trading of so-called "penny stocks" (the "Penny Stock Rules"), which are generally defined as any security not listed on a national securities exchange or The Nasdaq Stock Market ("Nasdaq"), priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. In addition, equity securities listed on Nasdaq that are priced at less than $5.00 per share are deemed penny stocks for the limited purpose of Section 15(b)(6) of the Exchange Act. Therefore, if, during the time in which the Common Stock is quoted on The Nasdaq SmallCap Market, the Common Stock is priced below $5.00 per share, trading of the Common Stock will be subject to the provisions of Section 15(b)(6) of the Exchange Act, which make it unlawful for any broker-dealer to participate in a distribution of any penny stock without the consent of the Securities and Exchange Commission (the "Commission") if, in the exercise of reasonable care, the broker-dealer is aware of or should have been aware of the participation of a previously sanctioned person. In such event, it may be more difficult for broker-dealers to sell the Common Stock, and purchasers of shares of Common Stock may experience difficulty in selling such shares in the future in secondary trading markets.

     The Common Stock is currently listed on The Nasdaq SmallCap Market. On August 22, 1997, the Commission approved a number of proposed changes to the Nasdaq listing requirements effective February 22, 1998. Common and preferred stock must have a minimum bid price of $1.00. All companies listed on The Nasdaq SmallCap Market must meet specific corporate governance requirements, including distributing annual and interim reports, maintaining a minimum of two independent directors, holding an annual shareholder meeting, meeting quorum requirements, soliciting proxies, reviewing conflicts of interest, obtaining shareholder approval for certain corporate actions and having certain shareholder voting rights. A company listed on The Nasdaq SmallCap Market also must meet three additional requirements: (i) the company must have either net tangible assets of more than $2 million, a market capitalization of $35 million or net income of $500,000; (ii) the company must have a public float of 500,000 shares; and (iii) the market value of such public float must be more than $1 million. Additionally, the company must have a minimum of 300 round lot shareholders and there must be at least two market makers in the company's common stock. Failure by a company to comply with these requirements or to file a plan acceptable to Nasdaq for meeting such requirements may result in the delisting of the company's common stock from The Nasdaq SmallCap Market.

     On November 6, 1998, the Company received notice from Nasdaq that its Common Stock was not in compliance with the minimum bid price requirement of $1.00 per share, pursuant to NASD Marketplace Rule 4310(c)(4). On November 19, 1998, the Company received notice from Nasdaq that it did not maintain net tangible assets of at least $2 million as required pursuant to NASD Marketplace Rule 4310(c)(2). The Company believes that subsequent to the closing of its transactions with ZEVEX, Inc. and GalaGen Inc. on December 23, 1998, and as a result of certain changed market conditions related to the Common Stock minimum bid price and related market capitalization, the Company currently is in compliance with Rules 4310(c)(4) and 4310(c)(2). On January 13, 1999, the Company also received notice from Nasdaq that subsequent to the closing of its transactions with ZEVEX, Inc. and GalaGen Inc., the Company's status as a "shell" corporation disqualifies it for inclusion in The Nasdaq SmallCap Market pursuant to NASD Marketplace Rules 4300 and 4330. A hearing with representatives of Nasdaq was held on March 26, 1999, regarding this delisting action. At the hearing the Company requested a listing extension in light of its agreement with MJK Holdings, Inc. Nasdaq officials have indicated that a final determination will be made in approximately three to four weeks.

     Should the Common Stock be suspended from trading privileges as a result of the Company's failure to comply with applicable requirements, the Company, prior to re-inclusion, must comply with the requirements prior to continued listing. However, should the Common Stock be terminated from trading privileges on The Nasdaq SmallCap Market, the Company, prior to re-inclusion, must comply with the applicable requirements for initial inclusion on The Nasdaq SmallCap Market, which are more stringent than the requirements for continued listing. There can be no assurance that the Common Stock will continue to be listed on The Nasdaq SmallCap Market.


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     In the event that the Common Stock is delisted from The Nasdaq SmallCap
Market and the Company fails to meet other relevant criteria, trading, if any, in shares of the Common Stock would be subject to the full range of the Penny Stock Rules. Under Exchange Act Rule 15g-8, broker-dealers must take certain steps prior to selling a penny stock, which steps include: (i) obtaining financial and investment information from the investor; (ii) obtaining a written suitability questionnaire and purchase agreement signed by the investor; (iii) providing the investor with a written identification of the shares being offered and in what quantity; and (iv) delivering to the investor a written statement setting forth the basis on which the broker-dealer approved the investor's account for the transaction. If the Penny Stock Rules are not followed by a broker-dealer, the investor has no obligation to purchase the shares. Accordingly, delisting from The Nasdaq SmallCap Market and the application of the comprehensive Penny Stock Rules may make it more difficult for broker-dealers to sell the Common Stock, purchasers of shares of Common Stock may have difficulty in selling such shares in the future in secondary trading markets and the per-share price of the Common Stock would likely be greatly reduced.

     DEPENDENCE UPON MANAGEMENT

     The ability of the Company to identify an appropriate business combination entity is substantially dependent upon certain key management personnel, particularly George E. Kline. The loss of such key management personnel could have a material adverse effect on the Company's ability to identify such entities and consummate a business combination transaction.

     SPECULATIVE NATURE OF COMPANY'S PROPOSED OPERATIONS

     The success of the Company's proposed plan of operation will depend to a great extent on the operations, financial condition and management of the identified business opportunity. While Company management intends to seek business combinations with entities having established operating histories, there can be no assurance that the Company will be successful in locating candidates meeting such criteria. In the event the Company completes a business combination transaction, the success of the Company's operations may be dependent upon management of the successor entity and numerous other factors beyond the Company's control.

     SCARCITY OF AND COMPETITION FOR BUSINESS OPPORTUNITIES

     The Company is and will continue to be an insignificant participant in the business of seeking business combination transactions with other companies and entities. A large number of established and well financed entities, including venture capital firms, are active in mergers and acquisitions of business entities that may be desirable candidates for a strategic combination with the Company. Such competitors may have significantly greater financial resources, technical expertise and managerial capabilities than the Company. Consequently, the Company may be at a competitive disadvantage in identifying possible business combination opportunities and successfully completing a business combination transaction.

     NO AGREEMENT OR STANDARDS FOR BUSINESS OPPORTUNITIES

     On March 17, 1999, the Company issued a press release announcing it had commenced negotiations with Miller, Johnson & Kuehn, Incorporated, a brokerage/clearing firm located in Minneapolis, Minnesota ("MJK") regarding an acquisition transaction. On March 25, 1999, the Company entered into an agreement with MJK Holdings, Inc., the parent Company of MJK, pursuant to which MJK will merge with and into a newly formed, wholly owned acquisition subsidiary of the Company. The agreement provides that each share of capital stock of MJK Holdings, Inc. will be exchanged for 3.76378 shares of Company Common Stock. The closing of the transaction is subject to various closing conditions, including, but not limited to, the approval of the Company's shareholders. There can be no assurance that the Company will be successful in closing the above transaction with MJK Holdings, Inc., or identifying and evaluating suitable other business opportunities or consummating a business combination transaction. There is no assurance that the Board of Directors will be able to negotiate a business combination on terms favorable to the Company. The Company has not established a specific length of operating history or a specified level of earnings, assets, net worth or other criteria that it will require a target business opportunity to have achieved, and without which the Company will not consider a business combination with such entity. Accordingly, the Company may

                               Page 3 of 4 pages

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enter into a business combination with an entity having losses, limited or no potential for earnings, limited assets, no significant operating history, negative net worth or other negative characteristics.

     REPORTING REQUIREMENTS UNDER THE EXCHANGE ACT

     The Exchange Act requires companies subject thereto to provide certain information about significant acquisitions, including certified financial statements for the acquired company or entity, covering one or two years depending on the size of the acquisition. The time and additional costs that may be incurred by some target entities to prepare such statements may significantly delay or preclude consummation of an otherwise desirable acquisition by the Company. Acquisition prospects that do not have or are unable to obtain the required audited financial statements may not be appropriate for acquisition so long as the reporting requirements of the Exchange Act are applicable.

     LACK OF DIVERSIFICATION

     The Company's proposed operations may result in the Company engaging in a business combination with only one business opportunity entity. Consequently, the Company's activities may be limited to those engaged in by the business opportunity which the Company acquires. The Company's inability to diversify its activities into a number of areas may subject the Company to economic fluctuations within a particular business or industry and therefore increase the risks associated with the Company's operations.

     CHANGE IN CONTROL AND MANAGEMENT

     A business combination transaction involving the issuance of Common Stock may result in shareholders of a business opportunity entity obtaining a controlling interest in the Company. Any such business combination may require Company management to sell or transfer all or a portion of their shares of Common Stock, or resign as directors and officers of the Company. The resulting change in control of the Company could result in the removal of one or more Company officers and directors and a corresponding reduction in or elimination of their participation in the future affairs of the Company. In addition, the issuance of shares of Common Stock in connection with a business combination transaction would result in the reduction in percentage of shares of Common Stock owned by present shareholders of the Company.

     DISADVANTAGES OF BLANK CHECK OFFERINGS

     The Company may enter into a business combination transaction with an entity that desires to establish a public trading market for its shares. An issuance of the Company's shares of Common Stock in connection with such a business combination transaction may be subject to applicable federal and state laws regarding the issuance of "blank check" stock. The consequences of such laws include, but are not limited to, time delays of the registration process, significant expenses incurred in connection with such an offering, and comprehensive disclosure regarding the Company's business, management and financial condition.


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